                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
           13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO 13D-2(A)
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*
                                (AMENDMENT NO. 3)

                             NACCO INDUSTRIES, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                              CLASS A COMMON STOCK
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                   629579 10 3
             -------------------------------------------------------
                                 (CUSIP NUMBER)

                              ALFRED M. RANKIN, JR.
                             5875 LANDERBROOK DRIVE
                        MAYFIELD HEIGHTS, OHIO 44124-4017
                                 (216) 449-9600
--------------------------------------------------------------------------------
 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
                                 COMMUNICATIONS)

                                December 31, 1998
             -------------------------------------------------------

             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

         IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13D-1 (B)(3) OR (4), CHECK THE FOLLOWING BOX [ ].



--------------
         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------------                      ----------------------------------------
CUSIP No.  629579 10 3                     13D                          Page   2   of  19   Pages
-------------------------------------------------------------------------------------------------



     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Rankin Management, Inc.
-------------------------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]
                                                                                   (b) [X]
-------------------------------------------------------------------------------------------------
     3      SEC USE ONLY


-------------------------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*

                     00 - See Item 3
-------------------------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO              [ ]
            ITEMS 2(D) OR 2(E)

-------------------------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
-------------------------------------------------------------------------------------------------
                                   7    SOLE VOTING POWER

                                            738,295
                                   --------------------------------------------------------------
               NUMBER OF           8    SHARED VOTING POWER
                 SHARES
              BENEFICIALLY                 -0-
                OWNED BY           --------------------------------------------------------------
             EACH REPORTING        9    SOLE DISPOSITIVE POWER
              PERSON WITH
                                           -0-
                                   --------------------------------------------------------------
                                   10   SHARED DISPOSITIVE POWER

                                           738,295
-------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   738,295
-------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                 [ ]


-------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                     11.4 %
-------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

                     CO
-------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------------------                      ----------------------------------------
CUSIP No.  629579 10 3                     13D                          Page   3   of  19   Pages
-------------------------------------------------------------------------------------------------



     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Alfred M. Rankin, Jr.
-------------------------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]
                                                                                   (b) [X]
-------------------------------------------------------------------------------------------------
     3      SEC USE ONLY


-------------------------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*

                     00 - See Item 3
-------------------------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO              [ ]
            ITEMS 2(D) OR 2(E)

-------------------------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA
-------------------------------------------------------------------------------------------------
                                   7    SOLE VOTING POWER

                                             153,243
                                   --------------------------------------------------------------
               NUMBER OF           8    SHARED VOTING POWER
                 SHARES
              BENEFICIALLY                  880,991
                OWNED BY           --------------------------------------------------------------
             EACH REPORTING        9    SOLE DISPOSITIVE POWER
              PERSON WITH
                                            153,243
                                   --------------------------------------------------------------
                                   10   SHARED DISPOSITIVE POWER

                                            880,991
-------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,034,234
-------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                 [ ]


-------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                     15.9 %
-------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

                     IN
-------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------------------                      ----------------------------------------
CUSIP No.  629579 10 3                     13D                          Page   4   of  19   Pages
-------------------------------------------------------------------------------------------------



     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Thomas T. Rankin
-------------------------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]
                                                                                   (b) [X]
-------------------------------------------------------------------------------------------------
     3      SEC USE ONLY


-------------------------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*

                     00 - See Item 3
-------------------------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO              [ ]
            ITEMS 2(D) OR 2(E)

-------------------------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA
-------------------------------------------------------------------------------------------------
                                   7    SOLE VOTING POWER

                                            87,871
                                   --------------------------------------------------------------
               NUMBER OF           8    SHARED VOTING POWER
                 SHARES
              BENEFICIALLY                  761,743
                OWNED BY           --------------------------------------------------------------
             EACH REPORTING        9    SOLE DISPOSITIVE POWER
              PERSON WITH
                                            87,871
                                   --------------------------------------------------------------
                                   10   SHARED DISPOSITIVE POWER

                                          761,743
-------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    849,614
-------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                 [ ]


-------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                     13.1 %
-------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

                     IN
-------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------------------                      ----------------------------------------
CUSIP No.  629579 10 3                     13D                          Page   5   of  19   Pages
-------------------------------------------------------------------------------------------------



     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Claiborne R. Rankin
-------------------------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]
                                                                                   (b) [X]
-------------------------------------------------------------------------------------------------
     3      SEC USE ONLY


-------------------------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*

                     00 - See Item 3
-------------------------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO              [ ]
            ITEMS 2(D) OR 2(E)

-------------------------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
-------------------------------------------------------------------------------------------------
                                   7    SOLE VOTING POWER

                                             90,721
                                   --------------------------------------------------------------
               NUMBER OF           8    SHARED VOTING POWER
                 SHARES
              BENEFICIALLY                  754,391
                OWNED BY           --------------------------------------------------------------
             EACH REPORTING        9    SOLE DISPOSITIVE POWER
              PERSON WITH
                                            90,721
                                   --------------------------------------------------------------
                                   10   SHARED DISPOSITIVE POWER

                                            754,391
-------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    845,112
-------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                 [ ]


-------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                     13.1 %
-------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

                     IN
-------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------------------                      ----------------------------------------
CUSIP No.  629579 10 3                     13D                          Page   6   of  19   Pages
-------------------------------------------------------------------------------------------------



     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Roger F. Rankin
-------------------------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]
                                                                                   (b) [X]
-------------------------------------------------------------------------------------------------
     3      SEC USE ONLY


-------------------------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*

                     00 - See Item 3
-------------------------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO              [ ]
            ITEMS 2(D) OR 2(E)

-------------------------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
-------------------------------------------------------------------------------------------------
                                   7    SOLE VOTING POWER

                                            115,937
                                   --------------------------------------------------------------
               NUMBER OF           8    SHARED VOTING POWER
                 SHARES
              BENEFICIALLY                  743,738
                OWNED BY           --------------------------------------------------------------
             EACH REPORTING        9    SOLE DISPOSITIVE POWER
              PERSON WITH
                                            115,937
                                   --------------------------------------------------------------
                                   10   SHARED DISPOSITIVE POWER

                                            743,738
-------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    859,675
-------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                 [ ]


-------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                     13.3 %
-------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

                     IN
-------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------------------                      ----------------------------------------
CUSIP No.  629579 10 3                     13D                          Page   7   of  19   Pages
-------------------------------------------------------------------------------------------------



     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Matthew M. Rankin
-------------------------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]
                                                                                   (b) [X]
-------------------------------------------------------------------------------------------------
     3      SEC USE ONLY


-------------------------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*

                     00 - See Item 3
-------------------------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO              [ ]
            ITEMS 2(D) OR 2(E)

-------------------------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
-------------------------------------------------------------------------------------------------
                                   7    SOLE VOTING POWER

                                             -0-
                                   --------------------------------------------------------------
               NUMBER OF           8    SHARED VOTING POWER
                 SHARES
              BENEFICIALLY                   10,574
                OWNED BY           --------------------------------------------------------------
             EACH REPORTING        9    SOLE DISPOSITIVE POWER
              PERSON WITH
                                             -0-
                                   --------------------------------------------------------------
                                   10   SHARED DISPOSITIVE POWER

                                           748,869
-------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     748,869
-------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                 [ ]


-------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                     11.6 %
-------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

                     IN
-------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------------------                      ----------------------------------------
CUSIP No.  629579 10 3                     13D                          Page   8   of  19   Pages
-------------------------------------------------------------------------------------------------



     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   James T. Rankin
-------------------------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]
                                                                                   (b) [X]
-------------------------------------------------------------------------------------------------
     3      SEC USE ONLY


-------------------------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*

                     00 - See Item 3
-------------------------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO              [ ]
            ITEMS 2(D) OR 2(E)

-------------------------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA
-------------------------------------------------------------------------------------------------
                                   7    SOLE VOTING POWER

                                            9,474
                                   --------------------------------------------------------------
               NUMBER OF           8    SHARED VOTING POWER
                 SHARES
              BENEFICIALLY                   -0-
                OWNED BY           --------------------------------------------------------------
             EACH REPORTING        9    SOLE DISPOSITIVE POWER
              PERSON WITH
                                             9,474
                                   --------------------------------------------------------------
                                   10   SHARED DISPOSITIVE POWER

                                           738,295
-------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     747,769
-------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                 [ ]


-------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                     11.6 %
-------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

                     IN
-------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------------------                      ----------------------------------------
CUSIP No.  629579 10 3                     13D                          Page   9   of  19   Pages
-------------------------------------------------------------------------------------------------



     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Alison A. Rankin
-------------------------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]
                                                                                   (b) [X]
-------------------------------------------------------------------------------------------------
     3      SEC USE ONLY


-------------------------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*

                     00 - See Item 3
-------------------------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO              [ ]
            ITEMS 2(D) OR 2(E)

-------------------------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
-------------------------------------------------------------------------------------------------
                                   7    SOLE VOTING POWER

                                            2,400
                                   --------------------------------------------------------------
               NUMBER OF           8    SHARED VOTING POWER
                 SHARES
              BENEFICIALLY                 118,980
                OWNED BY           --------------------------------------------------------------
             EACH REPORTING        9    SOLE DISPOSITIVE POWER
              PERSON WITH
                                            2,400
                                   --------------------------------------------------------------
                                   10   SHARED DISPOSITIVE POWER

                                          857,275
-------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     859,675
-------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                 [ ]


-------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                      13.3%
-------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

                     IN
-------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------------------                      ----------------------------------------
CUSIP No.  629579 10 3                     13D                          Page   10   of  19   Pages
-------------------------------------------------------------------------------------------------



     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   John C. Butler, Jr.
-------------------------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]
                                                                                   (b) [X]
-------------------------------------------------------------------------------------------------
     3      SEC USE ONLY


-------------------------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*

                     00 - See Item 3
-------------------------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO              [ ]
            ITEMS 2(D) OR 2(E)

-------------------------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
-------------------------------------------------------------------------------------------------
                                   7    SOLE VOTING POWER

                                            3,032
                                   --------------------------------------------------------------
               NUMBER OF           8    SHARED VOTING POWER
                 SHARES
              BENEFICIALLY                  24,966
                OWNED BY           --------------------------------------------------------------
             EACH REPORTING        9    SOLE DISPOSITIVE POWER
              PERSON WITH
                                            3,032
                                   --------------------------------------------------------------
                                   10   SHARED DISPOSITIVE POWER

                                          763,261
-------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     766,293
-------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                 [ ]


-------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                      11.9%
-------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

                     IN
-------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------------------                      ----------------------------------------
CUSIP No.  629579 10 3                     13D                          Page   11   of  19   Pages
-------------------------------------------------------------------------------------------------



     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Victoire G. Rankin
-------------------------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]
                                                                                   (b) [X]
-------------------------------------------------------------------------------------------------
     3      SEC USE ONLY


-------------------------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*

                     00 - See Item 3
-------------------------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO              [ ]
            ITEMS 2(D) OR 2(E)

-------------------------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA
-------------------------------------------------------------------------------------------------
                                   7    SOLE VOTING POWER

                                            17,156
                                   --------------------------------------------------------------
               NUMBER OF           8    SHARED VOTING POWER
                 SHARES
              BENEFICIALLY                 278,783
                OWNED BY           --------------------------------------------------------------
             EACH REPORTING        9    SOLE DISPOSITIVE POWER
              PERSON WITH
                                           17,156
                                   --------------------------------------------------------------
                                   10   SHARED DISPOSITIVE POWER

                                          1,017,078
-------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,034,234
-------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                 [ ]


-------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                      15.9%
-------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

                     IN
-------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------------------                      ----------------------------------------
CUSIP No.  629579 10 3                     13D                          Page   12   of  19   Pages
-------------------------------------------------------------------------------------------------



     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Corbin Rankin
-------------------------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]
                                                                                   (b) [X]
-------------------------------------------------------------------------------------------------
     3      SEC USE ONLY


-------------------------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*

                     00 - See Item 3
-------------------------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO              [ ]
            ITEMS 2(D) OR 2(E)

-------------------------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
-------------------------------------------------------------------------------------------------
                                   7    SOLE VOTING POWER

                                             3,400
                                   --------------------------------------------------------------
               NUMBER OF           8    SHARED VOTING POWER
                 SHARES
              BENEFICIALLY                  107,919
                OWNED BY           --------------------------------------------------------------
             EACH REPORTING        9    SOLE DISPOSITIVE POWER
              PERSON WITH
                                            3,400
                                   --------------------------------------------------------------
                                   10   SHARED DISPOSITIVE POWER

                                          846,214
-------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     849,614
-------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                 [ ]


-------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                      13.1%
-------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

                     IN
-------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------------------                      ----------------------------------------
CUSIP No.  629579 10 3                     13D                          Page   13   of  19   Pages
-------------------------------------------------------------------------------------------------



     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Chloe O. Rankin
-------------------------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]
                                                                                   (b) [X]
-------------------------------------------------------------------------------------------------
     3      SEC USE ONLY


-------------------------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*

                     00 - See Item 3
-------------------------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO              [ ]
            ITEMS 2(D) OR 2(E)

-------------------------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
-------------------------------------------------------------------------------------------------
                                   7    SOLE VOTING POWER

                                           8,380
                                   --------------------------------------------------------------
               NUMBER OF           8    SHARED VOTING POWER
                 SHARES
              BENEFICIALLY                  98,437
                OWNED BY           --------------------------------------------------------------
             EACH REPORTING        9    SOLE DISPOSITIVE POWER
              PERSON WITH
                                            8,380
                                   --------------------------------------------------------------
                                   10   SHARED DISPOSITIVE POWER

                                          836,732
-------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    845,112
-------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                 [ ]


-------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                      13.1%
-------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

                     IN
-------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------------                        ----------------------------
CUSIP NO. 629579 10 3                                        Page 14 of 19 Pages
----------------------------                        ----------------------------

         This Amendment No. 3 to Schedule 13D (this "Amendment") is hereby filed to update and supplement certain information with respect to beneficial ownership of shares of Class A Common Stock (the "Class A Common") of NACCO Industries, Inc. (the "Company") that appeared in the Schedule 13D filed by the Reporting Persons on February 18, 1998 (the "Initial filing"), as amended on March 30, 1998 (the "Amendment No. 1"), as amended on April 9, 1998 (the "Amendment No. 2") (collectively, the "Filings"). This Amendment reflects certain gifts of Partnership Interests in Rankin Associates II, L.P. (the "Partnership") made by Mrs. Clara L.T. Rankin (one of the Reporting Persons under the Initial Filing) effective December 31, 1998 to certain of Mrs. Rankin's descendants and spouses thereof, either in their individual capacities or in their capacities as trustees for trusts created for the benefit of certain of Mrs. Rankin's descendants and spouses thereof ("Donees"). Certain of the Donees are Reporting Persons under the Filings. This Amendment is filed in order to provide information with respect to Donees who are not Reporting Persons under the Filings ("New Reporting Persons"), to disclose each New Reporting Person's beneficial ownership of all 738,295 shares of Class A Common held by the Partnership, as well as other shares of Class A Common beneficially owned by such persons and to update certain information regarding the beneficial ownership of Class A Common held by Reporting Persons other than the New Reporting Persons. Effective as of December 31, 1998, the New Reporting Persons have become Partners under the Partnership Agreement and, as of December 31, 1998, all references to Reporting Persons, Reporting Individuals and Partners in the Filings and this Amendment shall include the New Reporting Persons. This Amendment discloses only changes in information from the Filings. Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Initial Filing.

ITEM 2. IDENTITY AND BACKGROUND
        -----------------------

         (a)-(c) The fifth paragraph of Item 2 is hereby deleted and replaced in its entirety as follows:

                 Effective as of December 30, 1998, Rankin Management, Inc., a Georgia corporation, was reincorporated by means of merger into Rankin Management, Inc., a Delaware corporation ("RMI"), with RMI as the surviving entity solely for the purpose of changing the domicile of this entity to Delaware. The principal business of RMI is to act as a general and managing partner of the Partnership and of Rankin Associates I, L.P., a Delaware limited partnership, (formerly CTR Family Associates, L.P., a Georgia limited partnership). The address of RMI's principal business and its principal office is Suite 300, 5875 Landerbrook Drive, Mayfield Heights, Ohio 44124- 4017. The stockholders, executive officers and directors of RMI consist of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, all of whom are Reporting Persons.

                 Following the entry for Alison A. Rankin in the Amendment No. 2, insert the following information with respect to the New Reporting Persons:

                 VICTOIRE G. RANKIN. Mrs. Rankin's business address is 5875 Landerbrook Drive, Mayfield Heights, Ohio 44124-4017. She is not employed.

                 CORBIN RANKIN. Mrs. Rankin's business address is 2100 West Laburnam Avenue, Interstate Center, Suite 102, Richmond, Virginia 23227. She is not employed.

                 CHLOE O. RANKIN. Mrs. Rankin's business address is 5875 Landerbrook Drive, Mayfield Heights, Ohio 44124-4017. She is not employed.

                                  SCHEDULE 13D

----------------------------                       -----------------------------
CUSIP NO. 629579 10 3                                        Page 15 of 19 Pages
----------------------------                       -----------------------------

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER
        ------------------------------------

         (a)-(b) The sixth paragraph under the heading "Item 5. Interest in Securities of the Issuer" in the Initial Filing reporting the beneficial ownership of Class A Common by Alfred M. Rankin, Jr. is hereby deleted and replaced in its entirety as follows:

                 ALFRED M. RANKIN, JR. Mr. Rankin (a) shares with National City Bank a national banking association ("NCB"), the power to vote and dispose of 2,000 shares of Class A Common pursuant to the Agreement with Clara L.T. Rankin dated September 22, 1988, creating a charitable trust for 20 years and then for the benefit of her grandchildren; (b) shares with NCB the power to vote and dispose of 48,000 shares of Class A Common pursuant to the Agreement with Clara L.T. Rankin dated July 12, 1967, creating a trust for the benefit of her grandchildren; (c) shares with NCB the power to vote and dispose of 25,608 shares of Class A Common held by the AM Rankin, Sr. Trust A for the benefit of grandchildren; (d) shares with Helen Rankin Butler the power to vote and dispose of 24,966 shares of Class A Common held in trust for the benefit of Helen Rankin Butler; (e) shares with Clara T. Rankin the power to vote and dispose of 24,966 shares of Class A Common held in trust for the benefit of Clara T. Rankin; (f) shares the power to dispose of 738,295 shares of Class A Common with RMI and the other Reporting Individuals; (g) has the sole power to vote and dispose of 124,643 shares of Class A Common under the Agreement dated August 30, 1967, creating a trust for the benefit of Mr. Rankin; (h) has the sole power to vote and dispose of the 25,000 shares of Class A Common issuable upon the exercise of options exercisable within 60 days of the date hereof; (i) has the sole power to vote and dispose of an additional 3,600 shares of Class A Common; and (j) is deemed to share with his spouse the power to vote and dispose of 17,156 shares of Class A Common owned by his spouse (Victoire G. Rankin) because she resides with him. Collectively, the 1,034,234 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 15.9% of the Class A Common outstanding as of October 31, 1998. The business address of Clara T. Rankin is 5875 Landerbrook Drive, Mayfield Heights, Ohio 44124-4017. Clara T. Rankin is not employed. The business address of Helen Rankin Butler is Camp Aloha Hive, RR #1, Box 289, Fairlee, VT 05045. Mrs. Butler is employed as the Director of Camp Aloha Hive. To the knowledge of the Reporting Persons, during the last five years, Clara T. Rankin and Helen Rankin Butler (individually or collectively) has not been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors), or been a party to any civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which she was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                 In addition, the seventh paragraph under the heading "Item 5. Interest in Securities of the Issuer" in the Initial Filing reporting the beneficial ownership of Class A Common by Thomas T. Rankin is hereby deleted and replaced in its entirety as follows:

                 THOMAS T. RANKIN. Mr. Rankin (a) has sole power to vote and to dispose of 84,971 shares of Class A Common under the Agreement, dated December 29, 1967, creating a revocable trust for the benefit of Mr. Rankin; (b) has sole power to vote and dispose of 2,900 shares of Class A Common held by Mr. Rankin as custodian for his minor son; (c) shares as Co-Trustee with his majority age son (Matthew M. Rankin) of a trust for the benefit of such son the power to vote and to dispose of 10,574 shares of Class A Common; (d) is deemed to share the power to vote and to dispose of 9,474 shares of Class A Common held by another son (James T. Rankin), who resides with Mr. Rankin; (e) is deemed to share with his spouse the power to vote and to dispose of 2,900 shares of Class A Common Stock owned by his spouse (Corbin Rankin) and 500 shares of Class A Common held by his spouse as custodian for their minor son because she resides with him; and
(f) shares with RMI and the other Reporting Individuals the power to dispose of 738,295 shares of Class A Common. Collectively, the 849,614

                                  SCHEDULE 13D

----------------------------                        ----------------------------
CUSIP NO. 629579 10 3                                        Page 16 of 19 Pages
----------------------------                        ----------------------------

shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 13.1% of the Class A Common outstanding as of October 31, 1998.

                 In addition, the eighth paragraph under the heading "Item 5. Interest in Securities of the Issuer" in the Initial Filing reporting the beneficial ownership of Class A Common by Claiborne R. Rankin is hereby deleted and replaced in its entirety as follows:

                 CLAIBORNE R. RANKIN. Mr. Rankin (a) has sole power to vote and to dispose of 80,361 shares of Class A Common under the Agreement, dated June 22, 1971, creating a revocable trust for the benefit of Mr. Rankin; (b) has sole power to vote and dispose of 6,160 shares of Class A Common held by Mr. Rankin as custodian for his minor son; (c) has sole power to vote and dispose of 4,200 shares of Class A Common held by Mr. Rankin as custodian for his minor daughter;
(d) is deemed to share the power to vote and to dispose of 7,716 shares of Class A Common held in a trust for the benefit of a daughter, who resides with Mr. Rankin; (e) is deemed to share with his spouse the power to vote and dispose of 8,380 shares of Class A Common Stock owned by his spouse (Chloe O. Rankin) because she resides with him; and (f) shares with RMI and the other Reporting Individuals the power to dispose of 738,295 shares of Class A Common. Collectively, the 845,112 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 13.1% of the Class A Common outstanding as of October 31, 1998.

                 The ninth paragraph under the heading "Item 5. Interest in Securities of the Issuer" in the Initial Filing reporting the beneficial ownership of Class A Common by Roger F. Rankin is hereby deleted and replaced in its entirety as follows:

                 ROGER F. RANKIN. Mr. Rankin (a) has sole power to vote and to dispose of 115,937 shares of Class A Common under the Agreement, dated September 11, 1973, creating a revocable trust for the benefit of Mr. Rankin; (b) is deemed to share the power to vote and to dispose of 2,465 shares of Class A Common held by a daughter, and 578 shares of Class A Common held by another daughter, both of whom reside with Mr. Rankin; (c) is deemed to share with his spouse the power to vote and dispose of 2,400 shares of Class A Common Stock owned by his spouse (Alison A. Rankin) because she resides with him; and (d) shares with RMI and the other Reporting Individuals the power to dispose of 738,295 shares of Class A Common. Collectively, the 859,675 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 13.3% of the Class A Common outstanding as of October 31, 1998.

                 The eleventh paragraph under the heading "Item 5. Interest in Securities of the Issuer" which appears in the Amendment No. 2 reporting the beneficial ownership of Class A Common by John C. Butler, Jr. is hereby deleted and replaced in its entirety as follows:

                 JOHN C. BUTLER, JR. Mr. Butler (a) by virtue of the Partnership Interests received as a gift from Clara L.T. Rankin, shares with RMI and the other Reporting Individuals the power to dispose of 738,295 shares of Class A Common; (b) has sole power to vote and dispose of 2,877 shares of Class A Common held by Mr. Butler, and 155 shares of Class A Common held by Mr. Butler as custodian for his minor daughter; and (c) is deemed to share with his spouse the power to vote and dispose of 24,966 shares of Class A Common beneficially owned by his spouse because she resides with him. Collectively, the 766,293 shares of Class A Common beneficially owned by Mr. Butler constitute approximately 11.9% of the Class A Common outstanding as of October 31, 1998.

                 The twelfth paragraph under the heading "Item 5. Interest in Securities of the Issuer" which appears in the Amendment No. 2 reporting the beneficial ownership of Class A Common by Matthew M. Rankin is hereby deleted and replaced in its entirety as follows:

                                  SCHEDULE 13D

----------------------------                       -----------------------------
CUSIP NO. 629579 10 3                                        Page 17 of 19 Pages
----------------------------                       -----------------------------

                 MATTHEW M. RANKIN. Mr. Rankin (a) by virtue of the Partnership Interests received as a gift from Clara L.T. Rankin, shares with RMI and the other Reporting Individuals the power to dispose of 738,295 shares of Class A Common; and (b) shares as Co-Trustee with his father (Thomas T. Rankin) of a trust for his benefit the power to vote and dispose of 10,574 shares of Class A Common. Collectively, the 748,869 of Class A Common beneficially owned by Mr. Rankin constitute approximately 11.6% of the Class A Common outstanding as of October 31, 1998.

                 The thirteenth paragraph under the heading "Item 5. Interest in Securities of the Issuer" which appears in the Amendment No. 2 reporting the beneficial ownership of Class A Common by James T. Rankin is hereby deleted and replaced in its entirety as follows:

                 JAMES T. RANKIN. Mr. Rankin (a) by virtue of the Partnership Interests received as a gift from Clara L.T. Rankin, shares with RMI and the other Reporting Individuals the power to dispose of 738,295 shares of Class A Common; and (b) has sole power to vote and dispose of 9,474 shares of Class A Common. Collectively, the 747,769 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 11.6% of the Class A Common outstanding as of October 31, 1998.

                 The fourteenth paragraph under the heading "Item 5. Interest in Securities of the Issuer" which appears in the Amendment No. 2 reporting the beneficial ownership of Class A Common by Alison A. Rankin is hereby deleted and replaced in its entirety as follows:

                 ALISON A. RANKIN. Mrs. Rankin (a) by virtue of the Partnership Interests received as a gift from Clara L.T. Rankin, shares with RMI and the other Reporting Individuals the power to dispose of 738,295 shares of Class A Common; (b) has sole power to vote and dispose of 2,400 shares of Class A Common; (c) is deemed to share with her spouse (Roger F. Rankin) the power to vote and dispose of 115,937 shares of Class A Common owned by a revocable trust for the benefit of her spouse because she resides with him; and (d) is deemed to share the power to vote and to dispose of 2,465 shares of Class A Common held by a daughter and 578 shares of Class A Common held by another daughter, both of whom reside with Mrs. Rankin. Collectively, the 859,675 shares of Class A Common beneficially owned by Mrs. Rankin constitute approximately 13.3% of the Class A Common outstanding as of October 31, 1998.

                 Following the entry for Alison A. Rankin which appears in the Amendment No. 2, insert the following information with respect to the New Reporting Persons:

                 VICTOIRE G. RANKIN. Mrs. Rankin (a) by virtue of the Partnership Interests received as a gift from Clara L.T. Rankin, shares with RMI and the other Reporting Individuals the power to dispose of 738,295 shares of Class A Common, (b) has the sole power to vote and dispose of 17,156 shares of Class A Common, (c) is deemed to share the power to vote and dispose of 2,000 shares of Class A Common owned by a charitable trust for 20 years and then for the benefit of the grandchildren of Clara L.T. Rankin because her spouse (Alfred
M. Rankin, Jr.) is Co-Trustee of such trust, (d) is deemed to share the power to vote and dispose of 48,000 shares of Class A Common owned by a trust created for the benefit of the grandchildren of Clara L.T. Rankin because her spouse is Co-Trustee of such trust, (e) is deemed to share the power to vote and dispose of 25,608 shares of Class A Common owned by a trust created for the benefit of the grandchildren of Alfred M. Rankin, Sr. because her spouse is Co-Trustee of such trust, (f) is deemed to share the power to vote and dispose of 24,966 shares of Class A Common owned by a trust created for the benefit of Helen Rankin Butler because her spouse is co-trustee of such trust, (g) is deemed to share the power to vote and dispose of 24,966 shares of Class A Common held in trust for the benefit of Clara T. Rankin because her spouse is co-trustee of such trust, (h) is deemed to share the power to vote and dispose of 124,643 shares of Class A Common owned by a revocable trust for the benefit of her spouse because her spouse resides with her, (i) is deemed to share the power to vote and dispose of 25,000 shares of

                                  SCHEDULE 13D

----------------------------                       -----------------------------
CUSIP NO. 629579 10 3                                        Page 18 of 19 Pages
----------------------------                       -----------------------------

Class A Common, issuable upon the exercise of stock options owned by her spouse because her spouse resides with her, and (j) is deemed to share the power to vote and dispose of an additional 3,600 shares of Class A Common owned by her spouse because her spouse resides with her. Collectively, the 1,034,234 shares of Class A Common constitute approximately 15.9% of the Class A Common outstanding as of October 31, 1998.

                 CORBIN RANKIN. Mrs. Rankin (a) by virtue of the Partnership Interests received as a gift from Clara L.T. Rankin, shares with RMI and the other Reporting Individuals the power to dispose of 738,295 shares of Class A Common, (b) has sole power to vote and dispose of 2,900 shares of Class A Common held by Mrs. Rankin and 500 shares of Class A Common held by Mrs. Rankin as custodian for her minor son, (c) is deemed to share with her spouse (Thomas T. Rankin) the power to vote and dispose of 84,971 shares of Class A Common owned by a revocable trust for the benefit of her spouse because her spouse resides with her, (d) is deemed to share with her spouse the power to vote and dispose of 2,900 shares of Class A Common held by her spouse as custodian for their minor son, (e) is deemed to share the power to vote and dispose of 10,574 shares of Class A Common held by a trust for the benefit of her majority age son because her spouse is Co-Trustee of such trust, and (f) is deemed to share the power to vote and dispose of 9,474 shares of Class A Common held by another son, who resides with Mrs. Rankin. Collectively, the 849,614 shares of Class A Common beneficially owned by Mrs. Rankin constitute approximately 13.1% of the Class A Common outstanding as of October 31, 1998.

                 CHLOE O. RANKIN. Mrs. Rankin (a) by virtue of the Partnership Interests received as a gift from Clara L.T. Rankin, shares with RMI and the other Reporting Individuals the power to dispose of 738,295 shares of Class A Common, (b) is deemed to share the power to vote and dispose of 80,361 shares of Class A Common owned by a revocable trust created for the benefit of her spouse (Claiborne R. Rankin) because her spouse resides with her, (c) is deemed to share the power to vote and dispose of 6,160 shares of Class A Common held by her spouse as custodian for their minor son, (d) is deemed to share the power to vote and dispose of 4,200 shares of Class A Common held by her spouse as custodian for their minor daughter, and (e) is deemed to share the power to vote and dispose of 7,716 shares of Class A Common held in trust for the benefit of a daughter who resides with Mrs. Rankin. Collectively, the 845,112 shares of Class A Common beneficially owned by Mrs. Rankin constitute approximately 13.1% of the Class A Common outstanding as of October 31, 1998.

                                  SCHEDULE 13D

----------------------------                       -----------------------------
CUSIP NO. 629579 10 3                                        Page 19 of 19 Pages
----------------------------                       -----------------------------

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated: January 11, 1999

                          Name: RANKIN ASSOCIATES II, L.P.

                          By:   Rankin Management, Inc.,
                                its Managing Partner

                                By:     /s/ Alfred M. Rankin, Jr.
                                        ----------------------------------------
                                        Alfred M. Rankin, Jr., President
                          Name: RANKIN MANAGEMENT, INC.

                                By:     /s/ Alfred M. Rankin, Jr.
                                        ----------------------------------------
                                        Alfred M. Rankin, Jr., President
                          REPORTING INDIVIDUALS

                          /s/ Alfred M. Rankin, Jr.*
                          ------------------------------------------------------
                          Name:  ALFRED M. RANKIN, JR.

                          Name: RANKIN MANAGEMENT, INC.

                          By:      /s/ Alfred M. Rankin, Jr.
                                   ---------------------------------------------
                                   Alfred M. Rankin, Jr., President

                                   Attorney-in-Fact for Clara L.T. Rankin*
                                   Attorney-in-Fact for Thomas T. Rankin*
                                   Attorney-in-Fact for Claiborne R. Rankin*
                                   Attorney-in-Fact for Roger F. Rankin*
                                   Attorney-in-Fact for Bruce T. Rankin*
                                   Attorney-in-Fact for John C. Butler, Jr.*
                                   Attorney-in-Fact for Matthew M. Rankin*
                                   Attorney-in-Fact for James T. Rankin*
                                   Attorney-in-Fact for Alison A. Rankin*
                                   Attorney-in-Fact for Victoire G. Rankin*
                                   Attorney-in-Fact for Corbin Rankin*
                                   Attorney-in-Fact for Chloe O. Rankin*



---------------------------------
* The power of attorney authorizing the above named individuals to act on behalf of each of the foregoing Reporting Persons is included in
         Exhibit 2 at page 16 and in Exhibit 4 at pages 25 through 26 of the Initial Filing.